Moody National REIT II, Inc. 8-K

Exhibit 10.3

PROMISSORY NOTE

Date:	October 24, 2018

Maker (whether one or more):	Moody National Operating Partnership II, LP and
Moody National REIT II, Inc.

Makers’ Mailing Address:	6363 Woodway Drive, Suite 110, Houston, Texas 77057

Payee:	Green Bank, N.A.

Place of Payment:	4000 Greenbriar, Houston, Texas 77098

Principal Amount:	SIXTEEN MILLION AND 00/100 DOLLARS ($16,000,000.00)

Annual Interest Rate on Unpaid Principal from Date:

This Note shall bear interest, except on past due sums, at a rate per annum which shall from day to day be equal to the lesser of (a) a fluctuating rate per annum (the “Contract Rate”) which is two and 50/100 percent (2.50%) per annum above the Index Rate (as hereinafter defined) in effect from time to time, each such change in the Contract Rate to become effective, without notice to Maker, on the effective date of each determination of the Index Rate with respect to any Interest period (as defined below) as provided below, or (b) the Highest Lawful Rate (as hereinafter defined); provided, however, if at any time the Contract Rate shall exceed the Highest Lawful Rate, thereby causing the Contract Rate to be limited to the Highest Lawful Rate, then notwithstanding any subsequent change in either the Contract Rate or the Highest Lawful Rate that would otherwise reduce the Contract Rate to less than the Highest Lawful Rate, the Contract Rate shall remain equal to the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Contract Rate had at all times been in effect. As used herein, the “Index Rate” shall mean the 1 month London Interbank Offered Rate (“LIBOR Rate”) as administered by the “ICE Benchmark Administration Limited” (“IBA”) or such other organization who takes over the administration of such rate, for the first day of each Interest Period (as defined below) and as shown on the display designated as “ICE LIBOR” on Bloomberg for the purpose of displaying such rate rounded upward if necessary to the nearest whole 1/100 of 1%. Each change in the rate to be charged on this Note will be made and become effective without notice on the commencement date of each Interest Period based upon the Contract Rate then in effect. As used herein, the term “Interest Period” shall mean initially, the period commencing on the effective date of the Contract Rate and through the last day of the month that the Contract Rate became effective. Thereafter, each Interest Period shall commence on the 1st of each month and shall continue up to, but shall not include, the 1st day of the immediately following month; provided, however, if any Interest Period would otherwise end on a day which is not followed by a Business Day (as defined below), such Interest Period shall be extended to the next day which is followed by a Business Day. Interest on this Note shall be computed on the basis of a year of 360 days, and for the actual number of days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of 365 or 366 days, as the case may be. The rate in effect from time to time is herein referred to as the “Stated Rate”; provided, however, in no event shall interest on the Promissory Note (“Note”) ever be charged or paid at a rate greater than the maximum non-usurious rate permitted by applicable federal or Texas law from time to time in effect, whichever shall permit the higher lawful rate (the “Highest Lawful Rate”). At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly rate ceiling” (as defined in Texas Finance Code, Chapter 303, as amended) from time to time in effect; provided that Payee may also rely on alternative maximum rates of interest from time to time in effect under other applicable laws. If adequate and reasonable means does not exist for ascertaining the LIBOR Rate as set forth herein then, Payee shall select an alternative interest rate methodology to determine the LIBOR Rate that gives due consideration to conventions then being used by Payee to determine rates of interest in similar types of credit facilities as those hereunder, and such new rate shall be substituted for the LIBOR Rate for all purposes hereunder.

Moody National REIT II, Inc.

Annual Interest Rate on Matured, Unpaid Amounts: The lesser of twelve percent (12%) per annum and the Highest Lawful Rate.

Terms of Payment (principal and interest):

Monthly installments of interest, the first such installment being due and payable the first Business Day after the 15th day of the month immediately following the month this Note is executed and each subsequent installment shall be due and payable on the same day of each succeeding calendar month thereafter until six (6) months from the date hereof, when the then remaining unpaid principal and accrued unpaid interest of this Note is due and payable. Commencing with the first installment of interest hereunder and on the same day of each succeeding calendar month thereafter, a principal payment equal to the greater of (a) $1,500,000.00 or (b) fifty percent (50%) of Consolidated Net Cash Flow (calculated the first Business Day after the 15th of each month with respect to the calendar month then most recently ended). Each payment will be credited first to the accrued unpaid interest and then to reduction of principal. Interest will be calculated on the unpaid principal to the date of each installment. Consolidated Net Cash Flow is defined in the Loan Agreement of even date herewith.

Prepayment Penalty:	This note may be prepaid in whole or in part at any time without penalty. All prepayments in excess of accrued interest shall be applied to the outstanding principal balance of this note in the inverse order of maturity.

Security for Payment

(a)	Security Agreement and Financing Statement from Maker to Payee that covers such personal property as is described therein (“Property”).

(b)	Collateral Assignment of Deposit Account from Moody National REIT II, Inc.

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount and interest at the Stated Rate. All unpaid amounts shall be due by the final scheduled payment date.

Moody National REIT II, Inc.

Subject to Maker’s rights to notice of default and opportunity to cure as set forth in the Loan Agreement of even date herewith, if (a) Maker defaults in the payment of this note, or in the payment or performance of any obligation in i) the Loan Agreement executed by Maker and Payee providing for the making of a loan to Maker in the original principal amount of $16,000,000.00, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for such Loan Agreement (the “Loan Agreement”), (ii) any instrument securing or collateral to it, or (iii) any renewals and/or extensions of any of the foregoing (“Related Documents”), or (b) any other Event of Default, as defined in the Loan Agreement, shall occur and be continuing, then Payee may declare the unpaid principal balance and accrued unpaid interest on this note immediately due. and shall be entitled to invoke all of its rights under the terms of all said such Related Documents. Subject to Maker’s rights to notice of default and opportunity to cure as set forth in the Loan Agreement of even date herewith, Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, dishonor, notice of protest and notice of dishonor, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, the Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney’s fees and court costs, in addition to other amounts due.

This Note shall be governed by and construed in accordance with Texas law and applicable federal law. The parties hereto intend to conform strictly to the applicable laws governing maximum interest rates permitted. In no event, whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Payee hereunder or otherwise exceed the maximum amount permitted under applicable law. If from any circumstance whatsoever interest would otherwise be payable to Payee in excess of the maximum lawful amount, the interest payable to Payee shall be reduced automatically to the maximum amount permitted by applicable law. If Payee shall ever receive anything of value deemed interest under applicable law which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall be applied to the reduction of scheduled principal payments owing hereunder in inverse order of their maturities and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest charged or paid on account of such indebtedness does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between Maker and Payee. In determining whether interest of any kind paid or payable hereunder exceeds the highest rate, the undersigned and Payee shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the indebtedness in order to render the interest rate uniform throughout such term. Without limiting the generality of the foregoing, the amount of any late payment fee or charge provided for herein or in the Security Documents (whether or not the same are construed as interest under applicable laws) are limited to and shall never exceed an amount which, when added to all items called or deemed to be interest in connection with the transactions contemplated herein, does not exceed the maximum amount of interest payable on the principal balances involved under applicable law. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Moody National REIT II, Inc.

In addition to and without limitation of any defenses to which Payee may be entitled under applicable law, Maker and any obligor agree to provide Payee with written notice and a reasonable opportunity of at least 60 days to correct any excessive contract, charge or receipt, and any corrective action by Payee shall relieve Payee of any liability regarding same. Any such notice to Payee must be by certified mail, return receipt requested, and must provide Payee with specific details regarding the nature and extent of any alleged excessive contract, charge or receipt.

For purposes of any suit relating to the Note, Maker hereof submits itself to the jurisdiction of any court sitting in the State of Texas and further agrees that venue in any suit arising out of the Note or any venue shall be fixed in Harris County, Texas. Final judgment in any suit shall be conclusive and may be enforced in any jurisdiction within or without the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of such liability.

The Maker agrees that the sums evidenced by this Note are not for personal, family or household purposes, and that it is to be used primarily for business and commercial purposes.

It shall be a default hereunder if Payee discovers that any statement, representation or warranty in the Note, any security agreement or in any other document or instrument delivered to or relied upon by Payee in connection with the indebtedness secured hereby is false, misleading or erroneous in any material respect.

It shall be a default hereunder if Payee deems itself insecure as to the repayment of the indebtedness secured hereby or the adequacy and sufficiency of the property as security for the indebtedness secured hereby.

Maker, at any time and from time to time, shall furnish promptly, upon request, a written statement or affidavit, in such form as may be required by Payee, stating the unpaid balance of the Note and that there are no offsets or defenses against full payment of the Note and performance of the terms hereof, or if there are any such offsets and defenses, specifying them in reasonable detail.

Whenever any payment to be made under this note shall be stated to be due on a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas, then such payment shall be made on the next succeeding Business Day.

Moody National REIT II, Inc.

If more than one person or entity executes this Note as Maker, all of said parties shall be jointly and severally liable for the repayment of the indebtedness evidenced hereby. Maker and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note, in whole or in part, hereby severally: (i) waive grace, demand, presentment for payment, notice of nonpayment, protest, notice of intention to accelerate, notice of acceleration, all other notice, and diligence in collecting this Note or enforcing any of this Note; (ii) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (iii) agree that Holder shall not be required first to institute suit or exhaust any remedies against Maker or others liable or to become liable hereon or to enforce its rights against them or any security for this Note; and (iv) consent to any extension or postponement of time of payment of this Note and to any other indulgence of Holder with respect to any duty of Maker without notice hereof to any of them.

The Maker understands and agrees that (i) Payee’s document retention policy may involve the imaging of executed loan documents, which includes but is not limited to any note, guaranty, deed of trust, security agreement, assignment, financing statement and any other document which evidences any indebtedness owed by Maker and/or Guarantors to Payee and/or secures such indebtedness and/or relates to the indebtedness and/or the collateral securing such indebtedness and the destruction of the paper original, including the original note and (ii) the Maker waives, any rights and/or defenses that it may have to the use of such imaged copies of loan documents in the enforcement of any of Payee’s rights in a court of law or otherwise and/or as to any claim that such imaged copies of the loan documents are not originals.

THE PARTIES TO THIS AGREEMENT HEREBY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

Business Day shall mean any day, other than a Saturday or a Sunday that Payee’s central business office is open for business.

Payee reserves the right, in its sole discretion, without notice to the Maker, to sell participations or assign its interest, or both, in all or any part of this note.

LATE CHARGE. If a payment is ten (10) days or more late, Maker will be charged five percent (5.00%) of the regularly scheduled payment.

Maker reserves the right to prepay this Note in any amount at any time prior to maturity without penalty.

When the context requires, singular nouns and pronouns include the plural.

Moody National REIT II, Inc.

SIGNATURE(S) FOUND ON FOLLOWING PAGE(S)

Moody National REIT II, Inc.

MAKER:

Moody National Operating Partnership II, LP,
By: Moody National REIT II, Inc.,
a Maryland corporation, its general partner

By:
Brett C. Moody, President

Moody National REIT II, Inc.,
a Maryland corporation

By:
Brett C. Moody, President

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Moody National REIT II, Inc.